Exhibit 99.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our accompanying consolidated financial statements and the notes thereto included in this Annual Report on Form 10-K. Also see “Cautionary Note Regarding Forward Looking Statements” preceding Part I.

This section of the Annual Report on Form 10-K generally discusses 2020 and 2019 items and year-to-year comparisons between 2020 and 2019. A discussion of the changes in our financial condition and results of operation for the years ended December 31, 2019 and 2018 has been omitted from this Annual Report on Form 10-K, but may be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020.

Overview

We were formed on August 22, 2013, as a Maryland corporation that elected to be taxed as, and qualifies as, a REIT. As of December 31, 2020, we owned and managed a diverse portfolio of 69 multifamily properties comprising a total of 21,567 apartment homes and three parcels of land held for the development of apartment homes. We may acquire additional multifamily properties or pursue multifamily development projects in the future. In addition to our focus on multifamily properties, we may also make selective strategic acquisitions of other types of commercial properties and real estate related assets.

COVID-19 Impact

We are carefully monitoring the ongoing COVID-19 pandemic and its impact on our business. During the three months ended June 30, 2020, we instituted payment plans for our residents that were experiencing hardship due to COVID-19, pursuant to our COVID-19 Payment Plan. Under the COVID-19 Payment Plan, we allowed qualifying residents to defer their rent, which is collected by us in monthly installment payments over the duration of the current lease or renewal term (which may not exceed 12 months). Additionally, for the months of May and June 2020, we provided certain qualifying residents with a one-time concession to incentivize their performance under the payment plan. If the qualifying resident failed to make payments pursuant to the COVID-19 Payment Plan, the concession was immediately terminated, and the qualifying resident was required to immediately repay the amount of the concession. We did not offer residents any other payment plans during the remaining months in fiscal year 2020 due to the reduced demand of such payment plans. In the aggregate, approximately $1.7 million in rent billed was subject to the COVID-19 Payment Plan, with $139,993 still due as of December 31, 2020.

In January and February of 2021, we offered the Extension Plan that allows eligible residents to defer their rent, which is collected by us in monthly installment payments over the lesser of the duration of the current lease term or a maximum of three months (with the exception of certain states that allow a maximum of six months deferral). Under the Extension Plan, no concessions are offered for residents with a payment plan duration of two months or less and residents who opted for the COVID-19 Payment Plan are not eligible to participate in the Extension Plan unless they paid off the amounts due under the COVID-19 Payment Plan. As of March 9, 2020, the number of qualifying residents who opted for the Extension Plan were 21 and approximately $32,000 in rent was subject to the Extension Plan.

During the three months ended September 30, 2020, we initiated our Debt Forgiveness Program for certain of our residents that were experiencing hardship due to COVID-19 and who were in default of their lease payments. Pursuant to the Debt Forgiveness Program, we offered qualifying residents an opportunity to terminate the lease without being liable for any unpaid rent and penalties. We determined that accounts receivable related to the Debt

Forgiveness Program are not probable of collection and therefore included these accounts in our reserve. In the aggregate, $298,576 of rent was written off as of December 31, 2020. As of December 31, 2020, approximately 55 of 381 residents that qualified for the Debt Forgiveness Program, vacated their apartment homes, terminating their lease resulting in the forgiveness and write off of their debt. We may in the future continue to offer various types of payment plans or rent relief depending on the ongoing impact of the COVID-19 pandemic.

During the three months ended December 31, 2020, we collected an average of approximately 96% in rent due pursuant to our leases. We collected approximately 97% and 96% in rent due pursuant to our leases during January 2021 and February 2021, respectively. We have reserved $2,245,067 of accounts receivable which we consider not probable of collection. Although the COVID-19 pandemic has not materially impacted our rent collections, the future impact of COVID-19 is still unknown.

We expect the significance of the COVID-19 pandemic, including the extent of its effect on our financial and operational results, to be dictated by, among other things, its duration, the success of efforts to contain it, availability and roll-out of a COVID-19 vaccine and the impact of actions taken in response. For instance, government action to provide substantial financial support could provide helpful mitigation for us; its ultimate impact, however, is not yet clear. While we are not able at this time to estimate the impact of the COVID-19 pandemic on our financial and operational results, it could be material.

Public Offering

On December 30, 2013, we commenced our initial public offering of up to 66,666,667 shares of common stock at an initial price of $15.00 per share and up to 7,017,544 shares of common stock pursuant to our distribution reinvestment plan at an initial price of $14.25 per share. On March 24, 2016, we terminated our initial public offering. As of March 24, 2016, we had sold 48,625,651 shares of common stock for gross offering proceeds of $724,849,631, including 1,011,561 shares of common stock issued pursuant to our distribution reinvestment plan for gross offering proceeds of $14,414,752. Following the termination of our initial public offering, we continue to offer shares of our common stock pursuant to our distribution reinvestment plan. As of December 31, 2020, we had sold 111,665,117 shares of common stock for gross offering proceeds of $1,718,029,727, including 8,035,037 shares of common stock issued pursuant to our distribution reinvestment plan for gross offering proceeds of $120,300,569. Additionally, we issued 56,016,053 shares of common stock in connection with the Mergers.

On March 12, 2019, our board of directors determined an estimated value per share of our common stock of $15.84 as of December 31, 2018. On April 17, 2020, our board of directors determined an estimated value per share of our common stock of $15.23 as of March 6, 2020. On March 9, 2021, our board of directors determined an estimated value per share of our common stock of $15.55 as of December 31, 2020. In connection with the determination of an estimated value per share, our board of directors determined a purchase price per share for the distribution reinvestment plan of $15.84,  $15.23 and $15.55, effective April 1, 2019, May 1, 2020 and April 1, 2021, respectively.

Merger with Steadfast Income REIT, Inc. and Steadfast Apartment REIT III, Inc.

On March 6, 2020, we merged with SIR and STAR III in a series of stock-for-stock transactions and continued as the surviving entity. Through the Mergers, we acquired 36 multifamily properties with 10,166 apartment homes and a 10% interest in one unconsolidated joint venture that owned 20 multifamily properties with a total of 4,584 apartment homes, all of which had a gross real estate value of approximately $1.5 billion. The combined company after the Mergers retained the name “Steadfast Apartment REIT, Inc.” Each merger qualified as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. For more information on the Mergers, see Item 1 “Business—Merger with Steadfast Income REIT, Inc.” and “—Merger with Steadfast Apartment REIT III, Inc.”

Internalization Transaction

On August 31, 2020, we and the Current Operating Partnership entered into the Internalization Transaction with SRI, our former sponsor, which provided for the internalization of our external management functions provided by our Former Advisor and its affiliates. Prior to the closing of the Internalization Transaction, which took place contemporaneously with the execution of the Contribution & Purchase Agreement on the Closing, SIP, a California corporation, Steadfast REIT Services, Inc., a California corporation, and their respective affiliates owned and operated all of the assets necessary to operate as a self-managed company, and employed all the employees necessary to operate as a self-managed company.

Pursuant to the Contribution & Purchase Agreement, between us, the Current Operating Partnership and SRI, SRI contributed to the Current Operating Partnership all of the membership interests in SRSH and the assets and rights necessary to operate as a self-managed company in all material respects, and the liabilities associated with such assets and rights in exchange for $124,999,000, which was paid as follows: (1) $31,249,000 in Cash Consideration, and (2) 6,155,613.92 in Class B OP Units, having the agreed value set forth in the Contribution & Purchase Agreement. In addition, we purchased all of our Class A convertible shares held by the Former Advisor for $1,000. As a result of the Internalization Transaction, we became self-managed and acquired components of the advisory, asset management and property management business of the Former Advisor and its affiliates by hiring the employees, who comprise the workforce necessary for our management and day-to-day real estate and accounting operations and the Current Operating Partnership. Additional information on the Internalization Transaction can be found on our Current Report in Form 8-K filed with the SEC on September 3, 2020. See also Note 3 (Internalization Transaction) to our consolidated financial statements in this annual report.

The Former Advisor

Prior to the Internalization Transaction, our business was externally managed by the Former Advisor pursuant to the Advisory Agreement. On August 31, 2020, prior to the Closing, we, the Former Advisor and the Current Operating Partnership entered into the Joinder Agreement pursuant to which the Current Operating Partnership became a party to the Advisory Agreement. On August 31, 2020, prior to the Closing, the Former Advisor and the Company entered into the First Amendment to Amended and Restated Advisory Agreement in order to remove certain restrictions in the Advisory Agreement related to business combinations and to provide that any amounts accrued to the Former Advisor commencing on September 1, 2020 will be paid in cash to the Former Advisor by the Current Operating Partnership. In connection with the Internalization Transaction, STAR REIT Services, LLC, our subsidiary, assumed the rights and obligations of the Advisory Agreement from the Former Advisor.

The Current Operating Partnership

Substantially all of our business is conducted through the Current Operating Partnership. We are the sole general partner of the Current Operating Partnership. As a condition to the Closing, on August 31, 2020, we, as the general partner and parent of the Current Operating Partnership, SRI and VV&M entered into the Operating Partnership Agreement, to restate the Second A&R Partnership Agreement in order to, among other things, remove references to the limited partner interests previously held by SIR Advisor and STAR III Advisor, reflect the consummation of the Contribution, and designate Class B OP Units that were issued as the OP Unit Consideration.

The Operating Partnership Agreement provides that the Current Operating Partnership will be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for federal income tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the Current Operating Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the Current Operating Partnership being taxed as a corporation, rather than as a disregarded entity.

We elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2014. As a REIT, we generally will not be subject to federal income tax to the extent that we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate rates and would not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Failing to qualify as a REIT could materially and adversely affect our net income and results of operations.

Market Outlook

The global COVID-19 pandemic and resulting shut down of large components of the U.S. economy created significant uncertainty and enhanced investment risk across many asset classes, including real estate. We expect that the disruptions in the U.S. economy as a result of COVID-19 could continue to have an adverse impact on our results of operations for 2021 as we expect to experience lower occupancies and higher default rates. The degree to which our business is impacted by the COVID-19 pandemic will depend on a number of variables, including access to testing and vaccines, the reimposition of “shelter in place” orders and the continuation in the spike of COVID-19 cases. It was recently announced that the U.S. economy contracted at an annualized rate of 4.8% and 31.4% in the first and second quarters of 2020, respectively, the steepest contraction since the last recession. Although the increase in unemployment has slowed, there is a concern over the potential impact of a variant strain of the virus. There is no assurance as to when and to what extent the U.S. economy will return to normalized growth.

While all property classes will be adversely impacted by the current economic downturn, we believe we are well-positioned to navigate this unprecedented period. We believe multifamily properties will be less adversely impacted than hospitality and retail properties, and our portfolio of moderate-income apartments should outperform other classes of multifamily properties.  We also believe that long-run economic and demographic trends should benefit our existing portfolio. Home ownership rates should remain at near all-time lows given the current economic situation. Additionally, Millennials and Baby Boomers, the two largest demographic groups comprising roughly half of the total population in the United States, are expected to continue to increasingly choose rental housing over home ownership. Baby Boomers are downsizing their suburban homes and relocating to multifamily apartments while Millennials are renting multifamily apartments due to high levels of student debt and increased credit standards in order to qualify for a home mortgage. These factors should lead to mitigating the effects of the current economic downturn and continued growth as the economy recovers.

Our Real Estate Portfolio

As of December 31, 2020, we owned 69 multifamily apartment communities and three parcels of land held for the development of apartment homes. For more information on our real estate portfolio, See Item 1 “Business—Our Real Estate Portfolio.”

2020 Property Dispositions

Terrace Cove Apartment Homes

On August 28, 2014, we, through an indirect wholly-owned subsidiary, acquired Terrace Cove Apartment Homes, a multifamily property located in Austin, Texas, containing 304 apartment homes. The purchase price of Terrace Cove Apartment Homes was $23,500,000, exclusive of closing costs. On February 5, 2020, we sold Terrace Cove Apartment Homes for $33,875,000, resulting in a gain of $11,384,599, which includes reductions to the net book value of the property due to historical depreciation and amortization expense. The purchaser of Terrace Cove Apartment Homes is not affiliated with us or our Former Advisor.

Ansley at Princeton Lakes

On March 6, 2020, in connection with the STAR III Merger, we acquired Ansley at Princeton Lakes, a multifamily property located in Atlanta, Georgia, containing 306 apartment homes. The purchase price of Ansley at Princeton Lakes was $51,564,357, including closing costs. During the quarter ended June 30, 2020, we recorded an impairment charge of $1,770,471, as it was determined that the carrying value of Ansley at Princeton Lakes would not be recoverable. The impairment charge was a result of actively marketing Ansley at Princeton Lakes for sale at a disposition price that was less than its carrying value. On September 30, 2020, we sold Ansley at Princeton Lakes for $49,500,000, resulting in a gain of $1,392,434, which includes reductions to the net book value of the property due to impairment and historical depreciation and amortization expense. The purchaser of Ansley at Princeton Lakes is not affiliated with us or our Former Advisor.

Montecito Apartments

On March 6, 2020, in connection with the SIR Merger, we acquired Montecito Apartments, a multifamily property located in Austin, Texas, containing 268 apartment homes. The purchase price of Montecito Apartments was $36,461,172, including closing costs. During the quarter ended June 30, 2020, we recorded an impairment charge of $3,269,466, as it was determined that the carrying value of Montecito Apartments would not be recoverable. The impairment charge was a result of actively marketing Montecito Apartments for sale at a disposition price that was less than its carrying value. On October 29, 2020, we sold Montecito Apartments for $34,700,000, resulting in a gain of $1,699,349, which includes reductions to the net book value of the property due to impairment and historical depreciation and amortization expense. The purchaser of Montecito Apartments was not affiliated with us or our Former Advisor.

2020 Unconsolidated Joint Venture Disposition

On March 6, 2020, in connection with the SIR Merger, we acquired a 10% interest in BREIT Steadfast MF JV LP, which consisted of 20 multifamily properties with a total of 4,584 apartment homes. During the quarter ended June 30, 2020, we recognized an OTTI of $2,442,411. The OTTI was a result of us receiving an indication of value in connection with negotiating a sale of our joint venture interest at a disposition price that was less than the carrying value of the joint venture. On July 16, 2020, we sold our joint venture interest for $19,278,280 resulting in a gain on sale of $66,802.

Review of our Policies

Our board of directors, including our independent directors, has reviewed our policies described in this Annual Report on Form 10-K, including policies regarding our investments, leverage and conflicts of interest, and determined that the policies are in the best interests of our stockholders.

Liquidity and Capital Resources

We use secured borrowings, and intend to use in the future secured and unsecured borrowings. At December 31, 2020, our debt was approximately 57% of the value of our properties, as determined by the most recent valuations performed by an independent third-party appraiser as of December 31, 2020. Going forward, we expect that our borrowings (after debt amortization) will be approximately 55% to 60% of the value of our properties and other real estate-related assets. Under our charter, we are prohibited from borrowing in excess of 300% of the value of our net assets, which generally approximates to 75% of the aggregate cost of our assets, though we may exceed this limit only under certain circumstances.

Our principal demand for funds will be to fund value-enhancement, a portion of development projects and other capital improvement projects, to pay operating expenses and interest on our outstanding indebtedness and to make distributions to our stockholders. Over time, we intend to generally fund our cash needs, other than asset acquisitions, from operations. Otherwise, we expect that our principal sources of working capital will include:

•	unrestricted cash balance, which was $258,198,326 as of December 31, 2020;
•	various forms of secured and unsecured financing;
•	equity capital from joint venture partners; and
•	proceeds from our distribution reinvestment plan.

Over the short term, we believe that our sources of capital, specifically our cash balances, cash flow from operations, our ability to raise equity capital from joint venture partners and our ability to obtain various forms of secured and unsecured financing will be adequate to meet our liquidity requirements and capital commitments.

Over the longer term, in addition to the same sources of capital we will rely on to meet our short-term liquidity requirements, we may also conduct additional public or private offerings of our securities, refinance debt or dispose of assets to fund our operating activities, debt service, distributions and future property acquisitions and development projects. We expect these resources will be adequate to fund our ongoing operating activities as well as providing capital for investment in future development and other joint ventures along with potential forward purchase commitments.

We continue to monitor the outbreak of the COVID-19 pandemic and its impact on our liquidity. The magnitude and duration of the pandemic and its impact on our operations and liquidity has not materially adversely affected us as of the filing date of this annual report. To the extent that our residents continue to be impacted by the COVID-19 outbreak or by the other risks disclosed in this annual report, this could materially disrupt our business operations and liquidity.

Credit Facilities

Master Credit Facility

On July 31, 2018, 16 of our indirect wholly-owned subsidiaries entered into the MCFA with Berkeley Point Capital, LLC, or the Facility Lender, for an aggregate principal amount of $551,669,000. On February 11, 2020, in connection with the financing of Patina Flats at the Foundry, we and the Facility Lender amended the MCFA to include Patina Flats at the Foundry and an unencumbered multifamily property owned by us as substitute collateral for three multifamily properties disposed of and released from the MCFA. We also increased our outstanding borrowings pursuant to the MCFA by $40,468,000, a portion of which was attributable to the acquisition of Patina Flats at the Foundry. The MCFA provides for four tranches: (i) a fixed rate loan in the aggregate principal amount of $331,001,400 that accrues interest at 4.43% per annum; (ii) a fixed rate loan in the aggregate principal amount of $137,917,250 that accrues interest at 4.57% per annum; (iii) a variable rate loan in the aggregate principal amount of $82,750,350 that accrues interest at the one-month LIBOR plus 1.70% per annum; and (iv) a fixed rate loan in the aggregate principal amount of $40,468,000 that accrues interest at 3.34% per annum. The first three tranches have a maturity date of August 1, 2028, and the fourth tranche has a maturity date of March 1, 2030, unless, in each case, the maturity date is accelerated in accordance with the terms of the loan documents. Interest only payments are payable monthly through August 1, 2025 and April 1, 2027 on the first three tranches and fourth tranche, respectively, with interest and principal payments due monthly thereafter. We paid $2,072,480 in the aggregate in loan origination fees to the Facility Lender in connection with the refinancings, and paid our Former Advisor a loan coordination fee of $3,061,855.

PNC Master Credit Facility

On June 17, 2020, seven of our indirect wholly-owned subsidiaries, each a “Borrower” and collectively, the “Facility Borrowers”, entered into the PNC MCFA with PNC Bank, National Association, or PNC Bank, for an aggregate principal amount of $158,340,000. The PNC MCFA provides for two tranches: (i) a fixed rate loan in the aggregate principal amount of $79,170,000 that accrues interest at 2.82% per annum; and (ii) a variable rate loan in the aggregate principal amount of $79,170,000 that accrues interest at the one-month LIBOR plus 2.135% per annum. If LIBOR is no longer posted through electronic transmission, is no longer available or, in PNC Bank’s determination, is no longer widely accepted or has been replaced as the index for similar financial instruments, PNC Bank will choose a new index taking into account general comparability to LIBOR and other factors, including any adjustment factor to preserve the relative economic positions of the Borrowers and PNC Bank with respect to any advances made pursuant to the PNC MCFA. We paid $633,360 in the aggregate in loan origination fees to PNC Bank in connection with the financings, and paid the Former Advisor a loan coordination fee of $791,700.

Revolving Credit Loan Facility

On June 26, 2020, we entered into a revolving credit loan facility, or the Revolver, with PNC Bank in an amount not to exceed $65,000,000. The Revolver provides for advances, each, a “Revolver Loan”, solely for the purpose of financing the costs in connection with acquisitions and development of real estate projects and for general corporate purposes (subject to certain debt service and loan to value requirements). The Revolver has a maturity date of June 26, 2023, subject to extension, as further described in the loan agreement. Advances made under the Revolver are secured by the Landings at Brentwood property.

We have the option to select the interest rate in respect of the outstanding unpaid principal amount of each Revolver Loan from the following options: (1) a fluctuating rate per annum equal to the sum of the daily LIBOR rate plus the daily LIBOR rate spread or (2) a fluctuating rate per annum equal to the base rate plus the alternate rate spread.

As of December 31, 2020 and 2019, the advances obtained and certain financing costs incurred under the MCFA, PNC MCFA and the Revolver, which is included in credit facilities, net, in the accompanying consolidated balance sheets, are summarized in the following table.

	Amount of Advance as of December 31,
	2020	2019
Principal balance on MCFA, gross	$592,137,000	$551,669,000
Principal balance on PNC MCFA, gross	158,340,000	—
Deferred financing costs, net on MCFA(1)	(3,436,850)	(3,208,770)
Deferred financing costs, net on PNC MCFA(2)	(1,689,935)	—
Deferred financing costs, net on Revolver(3)	(487,329)	—
Credit facilities, net	$744,862,886	$548,460,230

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(1)	Accumulated amortization related to deferred financing costs in respect of the MCFA as of December 31, 2020 and 2019, was $1,298,265 and $832,187, respectively.
(2)	Accumulated amortization related to deferred financing costs in respect of the PNC MCFA as of December 31, 2020 and 2019, was $99,283 and $0, respectively.
(3)	Accumulated amortization related to deferred financing costs in respect of the Revolver as of December 31, 2020 and 2019, was $101,549 and $0, respectively.

Construction Loan

On October 16, 2019, we entered into an agreement with PNC Bank for a construction loan related to the development of Garrison Station, a development project in Murfreesboro, TN, in an aggregate principal amount not to exceed $19,800,000 for a thirty-six month initial term and two twelve month mini-perm extensions. The rate of interest is at daily LIBOR plus 2.00%, which then reduces to the daily LIBOR plus 1.80% upon achieving completion as defined in the construction loan agreement and at debt service coverage ratio of 1.15x. The loan includes a 0.4% fee at closing, a 0.1% fee upon exercising the mini-perm and a 0.1% fee upon extending the mini-perm, each payable to PNC Bank. There is an exit fee of 1% which will be waived if permanent financing is secured through PNC Bank or one of their affiliates. As of December 31, 2020, the principal outstanding balance on the construction loan was $6,264,549. No amounts were outstanding on this construction loan at December 31, 2019.

Assumed Debt as a Result of the Completion of Mergers

On March 6, 2020, upon consummation of the Mergers, we assumed all of SIR’s and STAR III’s obligations under the outstanding mortgage loans secured by 29 properties. We recognized the fair value of the assumed notes payable in the Mergers of $795,431,027, which consists of the assumed principal balance of $791,020,471 and a net premium of $4,410,556.

The following is a summary of the terms of the assumed loans on the date of the Mergers:

			Interest Rate Range
Type	Number of Instruments	Maturity Date Range	Minimum	Maximum	Principal Outstanding At Merger Date
Variable rate	2	1/1/2027 - 9/1/2027	1-Mo LIBOR + 2.195%	1-Mo LIBOR + 2.31%	$64,070,000
Fixed rate	27	10/1/2022 - 10/1/2056	3.19%	4.66%	726,950,471
Assumed Principal Mortgage Notes Payable	29				$791,020,471

Cash Flows Provided by Operating Activities

During the year ended December 31, 2020, net cash provided by operating activities was $60,674,556, compared to $29,078,255 for the year ended December 31, 2019. The increase in our net cash provided by operating activities is primarily due to an increase in accounts payable and accrued liabilities, an increase in rental revenues from the acquisition of 40 multifamily properties, inclusive of 36 multifamily properties acquired in the Mergers, and a decrease in fees to affiliates compared to the same prior year period.

Cash Flows Provided by Investing Activities

During the year ended December 31, 2020, net cash provided by investing activities was $23,324,334, compared to $22,714,294 during the year ended December 31, 2019. The increase in net cash provided by investing activities was primarily due to the net proceeds received from the sale of three real estate properties and the investment in unconsolidated joint venture, and the increase in cash and restricted cash acquired in connection with the Mergers, net of transaction costs, partially offset by the acquisition of assets in connection with the Internalization Transaction, the acquisition of four multifamily properties and the acquisition of two parcels of land held for the development of apartment homes during the year ended December 31, 2020, compared to the same prior year period. Net cash provided by investing activities during the year ended December 31, 2020, consisted of the following:

•	$98,283,732 of cash and restricted cash acquired in Mergers, net of transaction costs;
•	$29,486,646 of cash used for the acquisition of assets in connection with the Internalization Transaction;
•	$120,535,683 of cash used for the acquisition of real estate investments;
•	$14,321,851 of cash used for the acquisition of real estate held for development;
•	$30,282,525 of cash used for improvements to real estate investments;
•	$14,142,803 of cash used for additions to real estate held for development;
•	$1,500,100 of cash used for escrow deposits for real estate acquisitions;
•	$67,000 of cash used for interest rate cap agreements;
•	$114,723,564 of net proceeds from the sale of real estate investments;
•	$19,022,280 of net proceeds from the sale of our investment in unconsolidated joint venture;
•	$1,545,066 of cash provided by proceeds from insurance claims; and
•	$86,300 of net cash provided by the investment in an unconsolidated joint venture.

Cash Flows Provided by Financing Activities

During the year ended December 31, 2020, net cash provided by financing activities was $64,658,745, compared to $24,008,347 during the year ended December 31, 2019. The increase in net cash provided by financing activities was primarily due to proceeds received from borrowing on the MCFA and PNC MCFA and a decrease in payments on our mortgage notes payable during the year ended December 31, 2020, compared to the year ended December 31, 2019, partially offset by an increase in payment of deferred financing costs, a decrease in proceeds from issuance of mortgage notes payable and an increase in distributions paid to common stockholders due to the Mergers during the year ended December 31, 2020, compared to the same prior year period. Net cash provided by financing activities during the year ended December 31, 2020, consisted of the following:

•	$198,808,000 of proceeds received from borrowings on our MCFA and PNC MCFA;
•

$56,558,901 of net cash used to pay for principal payments on mortgage notes payable of $55,745,637, deferred financing costs of $6,753,413 and payment of debt extinguishment costs of $324,400, net of proceeds from the issuance of mortgage notes payable of $6,264,549;

•	$50,063 of payments of commissions on sales of common stock;
•	$1,000 of cash paid for the repurchase of Class A convertible stock held by our Former Advisor;
•	$66,631,465 of net cash distributions to our stockholders, after giving effect to distributions reinvested by stockholders of $21,173,094; and
•	$10,907,826 of cash paid for the repurchase of common stock.

We use secured debt, and intend to use in the future secured and unsecured debt. We believe that the careful use of borrowings will help us achieve our diversification goals and potentially enhance the returns on our investments. At December 31, 2020, our debt was approximately 57% of the value of our properties, as determined by the most recent valuations performed by an independent third-party appraiser as of December 31, 2020. Going forward, we expect that our borrowings (after debt amortization) will be approximately 55% to 60% of the value of our properties and other real estate-related assets. Under our charter, we are prohibited from borrowing in excess of 300% of our net assets, which generally approximates to 75% of the aggregate cost of our assets unless such excess is approved by a majority of the independent directors and disclosed to stockholders, along with a justification for such excess, in our next quarterly report. In such event, we will monitor our debt levels and take action to reduce any such excess as practicable. Our aggregate borrowings are reviewed by our board of directors at least quarterly. As of December 31, 2020, our aggregate borrowings were not in excess of 300% of the value of our net assets.

As of December 31, 2020, we had indebtedness totaling $2,129,245,671, comprised of an aggregate principal amount of $2,137,806,892 and net deferred financing costs of $12,370,955 and net premiums and discounts of $3,809,734. The following is a summary of our contractual obligations as of December 31, 2020:

		Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Interest payments on outstanding debt obligations(1)	$617,675,273	$80,428,938	$156,886,217	$145,832,427	$234,527,691
Principal payments on outstanding debt obligations(2)	2,137,806,892	8,724,823	101,754,935	255,736,644	1,771,590,490
Total	$2,755,482,165	$89,153,761	$258,641,152	$401,569,071	$2,006,118,181

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(1)

Scheduled interest payments on outstanding debt obligations are based on the outstanding principal amounts and interest rates in effect at December 31, 2020. We incurred interest expense of $75,171,052 during the year ended December 31, 2020, including amortization of deferred financing costs totaling $1,948,437, net unrealized loss from the change in fair value of interest rate cap agreements of $65,391, amortization of net loan premiums and discounts of $(1,393,673) and costs associated with the refinancing of debt of $42,881, net of capitalized interest of $807,345, imputed interest on the finance lease portion of the sublease of $175 and line of credit commitment fees of $65,953. The capitalized interest is included in real estate on the consolidated balance sheets.

(2)

Scheduled principal payments on outstanding debt obligations are based on the terms of the notes payable agreements. Amounts exclude net deferred financing costs and any loan premiums or discounts associated with certain notes payable.

Our debt obligations contain customary financial and non-financial debt covenants. As of December 31, 2020 and 2019, we were in compliance with all debt covenants.

Results of Operations

Overview

The discussion that follows is based on our consolidated results of operations for the years ended December 31, 2020 and 2019. The ability to compare one period to another is primarily affected by (1) the net increase of 40 multifamily properties, inclusive of 36 multifamily properties acquired in the Mergers and the disposition of three multifamily properties since December 31, 2019 and (2) the closing of the Internalization Transaction. The number of multifamily properties wholly-owned by us increased to 69 as of December 31, 2020, from 32 as of December 31, 2019.  As of December 31, 2020, we owned 69 multifamily properties and three parcels of land held for the development of apartment homes. Our results of operations were also affected by our value-enhancement activity completed through December 31, 2020.

Our results of operations for the years ended December 31, 2020 and 2019, are not indicative of those expected in future periods. We continued to perform value-enhancement projects, which may have an impact on our future results of operations. As a result of the Internalization Transaction, we are now a self-managed REIT and no longer bear the costs of the various fees and expense reimbursements previously paid to our Former Advisor and its affiliates. However, our expenses include the compensation and benefits of our officers, employees and consultants, as well as overhead previously paid by our Former Advisor and its affiliates. Due to the outbreak of COVID-19 in the U.S. and globally, our residents’ ability to pay rent has been impacted, which in turn could impact our future revenues and expenses. The impact of COVID-19 on our future results could be significant and will largely depend on future developments, which are highly uncertain and cannot be predicted, including new information, which may emerge concerning the severity of “future waves” of COVID-19 outbreaks, the success of actions taken to contain or treat COVID-19, access to testing and vaccines, the reimposition of “shelter in place” orders, and reactions by consumers, companies, governmental entities and capital markets.

To provide additional insight into our operating results, we are also providing a detailed analysis of same-store versus non-same-store net operating income, or NOI. For more information on NOI and a reconciliation of NOI (a non-GAAP financial measure) to net loss, see “—Net Operating Income.”

Consolidated Results of Operations for the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

The following table summarizes the consolidated results of operations for the years ended December 31, 2020 and 2019:

	For the Year Ended December 31,				$ Change Due to Acquisitions or Dispositions(1)	$ Change Due to Properties Held Throughout Both Periods and Corporate Level Activity(2)
	2020	2019	Change $	Change %
Total revenues	$300,101,159	$173,535,679	$126,565,480	73%	$122,905,367	$3,660,113
Operating, maintenance and management	(75,522,476)	(43,473,179)	(32,049,297)	(74)%	(31,762,076)	(287,221)
Real estate taxes and insurance	(47,892,607)	(25,152,761)	(22,739,846)	(90)%	(22,000,499)	(739,347)
Fees to affiliates	(30,776,594)	(25,861,578)	(4,915,016)	(19)%	(11,538,832)	6,623,816
Depreciation and amortization	(162,978,734)	(73,781,883)	(89,196,851)	(121)%	(87,986,854)	(1,209,997)
Interest expense	(75,171,052)	(49,273,750)	(25,897,302)	(53)%	(28,259,485)	2,362,183
General and administrative expenses	(32,025,347)	(7,440,680)	(24,584,667)	(330)%	(563,181)	(24,021,486)
Impairment of real estate	(5,039,937)	—	(5,039,937)	(100)%	(5,039,937)	—
Gain on sales of real estate, net	14,476,382	11,651,565	2,824,817	24%	2,824,817	—
Interest income	678,624	865,833	(187,209)	(22)%	83,537	(270,746)
Insurance proceeds in excess of losses incurred	37,848	448,047	(410,199)	(92)%	(172,648)	(237,551)
Equity in loss from unconsolidated joint venture	(3,020,111)	—	(3,020,111)	(100)%	(3,020,111)	—
Fees and other income from affiliates	1,796,610	—	1,796,610	100%	—	1,796,610
Loss on debt extinguishment	(191,377)	(41,609)	(149,768)	(360)%	(191,377)	41,609
Net loss	$(115,527,612)	$(38,524,316)	$(77,003,296)	(200)%

NOI(3)	$167,962,680	$96,636,421	$71,326,259	74%
FFO(4)	$41,430,905	$23,604,194	$17,826,711	76%
MFFO(4)	$49,629,125	$25,378,778	$24,250,347	96%

_________________

(1)

Represents the favorable (unfavorable) dollar amount change for the year ended December 31, 2020, compared to the  year ended December 31, 2019, related to multifamily properties acquired or disposed of on or after January 1, 2019.

(2)

Represents the favorable (unfavorable) dollar amount change for the year ended December 31, 2020, compared to the year ended December 31, 2019, related to multifamily properties and corporate level entities owned by us throughout both periods presented.

(3)

NOI is a non-GAAP financial measure used by investors and our management to evaluate and compare the performance of our properties and to determine trends in earnings. However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, interest income and other expense, acquisition costs, certain fees to affiliates, depreciation and amortization expense and gains or losses from the sale of our properties and other gains and losses as stipulated by GAAP, the level of capital expenditures and leasing costs, all of which are significant economic costs. For additional information on how we calculate NOI and a reconciliation of NOI to net loss, see “—Net Operating Income.”

(4)

GAAP basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of NAREIT established the measurement tool of FFO. Since its introduction, FFO has become a widely used non-GAAP financial measure among REITs. Additionally, we use modified funds from operations, or MFFO, as defined by the Institute for Portfolio Alternatives (formerly known as the Investment Program Association), or IPA, as a supplemental measure to evaluate our operating performance. MFFO is based on FFO but includes certain adjustments we believe are necessary due to changes in accounting and reporting under GAAP since the establishment of FFO. Neither FFO nor MFFO should be considered as alternatives to net loss or other measurements under GAAP as indicators of our operating performance, nor should they be considered as alternatives to cash flow from operating activities or other measurements under GAAP as indicators of liquidity. For additional information on how we calculate FFO and MFFO and a reconciliation of FFO and MFFO to net loss, see “—Funds From Operations and Modified Funds From Operations.”

Net loss

For the year ended December 31, 2020, we had a net loss of $115,527,612 compared to $38,524,316 for the year ended December 31, 2019. The increase in net loss of $77,003,296 over the comparable prior year period was primarily due to the Mergers and Internalization Transaction that resulted in an increase in operating, maintenance and management expenses of $32,049,297, an increase in real estate taxes and insurance of $22,739,846, an increase in fees to affiliates of $4,915,016, an increase in depreciation and amortization expense of $89,196,851, an increase in interest expense of $25,897,302, an increase in general and administrative expenses of $24,584,667, an increase in impairment of real estate of $5,039,937, a decrease in interest income of $187,209, an increase in equity in loss from unconsolidated joint venture of $3,020,111 and an increase in loss on debt extinguishment of $149,768, partially offset by an increase in total revenues of $126,565,480, an increase in gain on sales of real estate, net of $2,824,817, an increase in insurance proceeds in excess of losses incurred of $410,199 and an increase in fees and other income from affiliates of $1,796,610.

Total revenues

Total revenues were $300,101,159 for the year ended December 31, 2020, compared to $173,535,679 for the year ended December 31, 2019. The increase of $126,565,480 was primarily due to the increase in total revenues of $122,905,367 as a result of the increase in the number of properties in our portfolio subsequent to December 31, 2019. In addition, we experienced an increase of $3,660,113 in total revenues at the multifamily properties held throughout both periods as a result of ordinary monthly rent increases, an increase in our average monthly occupancy and the completion of value-enhancement projects.

Operating, maintenance and management expenses

Operating, maintenance and management expenses were $75,522,476 for the year ended December 31, 2020, compared to $43,473,179 for the year ended December 31, 2019. The increase of $32,049,297 was primarily due to the increase in the number of properties in our portfolio subsequent to December 31, 2019. In addition, we experienced a decrease of $287,221 in operating, maintenance and management expenses at the multifamily properties held throughout both periods primarily due to the decrease in reimbursements to affiliates as a result of the Internalization Transaction.

Real estate taxes and insurance

Real estate taxes and insurance expenses were $47,892,607 for the year ended December 31, 2020, compared to $25,152,761 for the year ended December 31, 2019. The increase of $22,739,846 was primarily due to the increase in the number of properties in our portfolio subsequent to December 31, 2019. In addition, we experienced an increase of $739,347 in real estate taxes and insurance expenses at the multifamily properties held throughout both periods.

Fees to affiliates

Fees to affiliates were $30,776,594 for the year ended December 31, 2020, compared to $25,861,578 for the year ended December 31, 2019. The increase of $4,915,016 was primarily due to an increase in investment management fees, property management fees, loan coordination fees and the reimbursement of onsite personnel during the year ended December 31, 2020, primarily as a result of the increase in the number of properties in our portfolio subsequent to December 31, 2019. We expect these amounts to decrease in future periods as a result of costs savings in connection with the Internalization Transaction.

Depreciation and amortization

Depreciation and amortization expenses were $162,978,734 for the year ended December 31, 2020, compared to $73,781,883 for the year ended December 31, 2019. The increase of $89,196,851 was primarily due to the net increase in depreciable assets of $1,493,091,796, including the increase in tenant origination and absorption costs of $1,752,793 subsequent to December 31, 2019, as a result of the increase in the number of properties in our portfolio subsequent to December 31, 2019. In addition, we experienced an increase of $1,209,997 in depreciation expenses at the properties held throughout both periods. We expect these amounts to increase slightly in future periods as a result of anticipated future enhancements to our real estate portfolio.

Interest expense

Interest expense for the year ended December 31, 2020, was $75,171,052 compared to $49,273,750 for the year ended December 31, 2019. The increase of $25,897,302 was primarily due to the increase in the notes payable, net, of $1,020,686,626 since December 31, 2019. The increase in notes payable, net consists of the following: (1) $791,020,471 that relates to the assumption of notes payable pursuant to the Mergers, (2) $81,315,122 that relates to the debt assumed on the acquisitions of two multifamily properties subsequent to December 31, 2019, (3) $198,808,000 that relates to the increase in borrowings pursuant to the MCFA and PNC MCFA subsequent to December 31, 2019, (4) $6,264,549 that relates to proceeds from the issuance of mortgage notes payable during the year ended December 31, 2020, and (5) $3,809,734 that relates to debt premiums, net of accumulated amortization and debt discounts, net of accretion, offset by a decrease in notes payable, net consisting of the following: (1) $4,485,637 that relates to the payment of principal on existing debt since December 31, 2019, (2) $51,260,000 that relates to the payoff of principal debt in connection with the sale of real estate assets during the year ended December 31, 2020, and (3) $4,785,613 that relates to deferred financing costs, net of accumulated amortization subsequent to December 31, 2019.

Included in interest expense is the amortization of deferred financing costs of $1,948,437, net, unrealized loss on derivative instruments of $65,391, amortization of net debt premiums of $(1,393,673), interest on capital leases of $175, closing costs associated with the refinancing of debt of $42,881, credit facility commitment fees of $65,953, net of capitalized interest of $807,345, for the year ended December 31, 2020. The capitalized interest is included in real estate held for development on the consolidated balance sheets. Our interest expense in future periods will vary based on the impact of changes to LIBOR or the adoption of a replacement to LIBOR, our level of future borrowings, which will depend on the availability and cost of debt financing and the opportunity to acquire real estate and real estate-related investments meeting our investment objectives.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2020, were $32,025,347 compared to $7,440,680 for the year ended December 31, 2019. These general and administrative expenses consisted primarily of payroll costs, legal fees, insurance premiums, audit fees, other professional fees and independent director compensation. The increase of $24,584,667 was primarily due to an increase of $24,021,486 in general and administrative expenses due to legal costs and professional services fees incurred in connection with the Internalization Transaction and payroll costs for the acquired personnel as a result of the Internalization Transaction. In addition, we experienced an increase of $563,181 in general and administrative costs due to the increase in the number of properties in our portfolio subsequent to December 31, 2019.

Impairment of real estate assets

Impairment charges of real estate assets for the year ended December 31, 2020, were $5,039,937 compared to $0 for the year ended December 31, 2019. The impairment charge of $5,039,937 resulted from our efforts to actively market two multifamily properties for sale at disposition prices that were less than their carrying values during the six months ended June 30, 2020. See Note 4 (Real Estate) to our consolidated financial statements in this annual report for details.

Gain on sales of real estate

Gain on sales of real estate for the year ended December 31, 2020, was $14,476,382 compared to $11,651,565 for the year ended December 31, 2019. The gain on sale of real estate consisted of the gain recognized on the disposition of three multifamily properties during the year ended December 31, 2020, compared to the disposition of two multifamily properties during the year ended December 31, 2019. Our gain on sale of real estate in future periods will vary based on the opportunity to sell properties and real estate-related investments.

Interest income

Interest income for the year ended December 31, 2020, was $678,624 compared to $865,833 for the year ended December 31, 2019. Interest income consisted of interest earned on our cash, cash equivalents and restricted cash deposits. In general, we expect interest income to fluctuate with the change in our cash, cash equivalents and restricted cash deposits.

Insurance proceeds in excess of losses incurred

Insurance proceeds in excess of losses incurred for the year ended December 31, 2020, was $37,848 compared to $448,047 for the year ended December 31, 2019. The increase of $410,199 was primarily due to storm damage incurred at two of our multifamily properties located in Tennessee as a result of strong wind storms.

Equity in loss from unconsolidated joint venture

Equity in loss from unconsolidated joint venture for the year ended December 31, 2020, was $3,020,111 compared to $0 for the year ended December 31, 2019. Upon consummation of the SIR Merger on March 6, 2020, we acquired a 10% interest in a joint venture. Our investment in the joint venture was accounted for as an unconsolidated joint venture under the equity method of accounting. During the quarter ended June 30, 2020, we determined that our investment in the joint venture was OTTI due to the decrease in the fair value of the joint venture as evidenced by the cash consideration agreed upon pursuant to an agreement to sell the joint venture on July 16, 2020. In the quarter ended June 30, 2020, we recorded an OTTI of $2,442,411. See Note 5 (Investment in Unconsolidated Joint Venture) to our condensed consolidated unaudited financial statements in this annual report for details.

Fees and other income from affiliates

Fees and other income from affiliates for the year ended December 31, 2020, was $1,796,610 compared to $0 for the year ended December 31, 2019. The increase of $1,796,610 was due to income earned pursuant to the SRI Property Management Agreements and Transition Services Agreement entered into in connection with the Internalization Transaction. See Item 13. “Certain Relationships and Related Transactions and Director Independence.”

Loss on debt extinguishment

Loss on debt extinguishment for the year ended December 31, 2020, was $191,377 compared to $41,609 for the year ended December 31, 2019. The expenses incurred during the year ended December 31, 2020 consisted of prepayment penalty and the expenses of the unamortized deferred financing costs related to the repayment and extinguishment of the debt in connection with the sale of two multifamily properties during the year ended December 31, 2020. The loss on debt extinguishment will vary in future periods if we repay the remaining outstanding principal prior to the scheduled maturity dates of the notes payable.

For information on our results of operations for the year ended December 31, 2019, compared to the year ended December 31, 2018, see our Annual Report on Form 10-K for the fiscal year filed with the SEC on March 12, 2020.

Property Operations for the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

For purposes of evaluating comparative operating performance for the year, we categorize our properties as “same-store” or “non-same-store.” A “same-store” property is a property that was owned at January 1, 2019. A “non-same-store” property is a property that was acquired, placed into service or disposed of after January 1, 2019. As of December 31, 2020, 31 properties were categorized as same-store properties.

The following table presents the same-store and non-same-store results from operations for the years ended December 31, 2020 and 2019:

	For the Year Ended December 31,
	2020	2019	Change $	Change %
Same-store properties:
Revenues	$168,177,984	$164,517,871	$3,660,113	2.2%
Operating expenses(1)	71,116,202	71,952,347	(836,145)	(1.2)%
Net operating income	97,061,782	92,565,524	4,496,258	4.9%

Non-same-store properties:
Net operating income	70,900,898	4,070,897	66,830,001

Total net operating income(2)	$167,962,680	$96,636,421	$71,326,259

_________________

(1)	Same-store expenses include operating, maintenance and management expenses, real estate taxes and insurance, certain fees to affiliates and property-level general and administrative expenses.
(2)	See “—Net Operating Income” below for a reconciliation of NOI to net loss.

Net Operating Income

Same-store net operating income for the year ended December 31, 2020, was $97,061,782 compared to $92,565,524 for the year ended December 31, 2019. The 4.9% increase in same-store net operating income was a result of a 2.2% increase in same-store rental revenues and a 1.2% decrease in same-store operating expenses.

Revenues

Same-store revenues for the year ended December 31, 2020, were $168,177,984 compared to $164,517,871 for the year ended December 31, 2019. The 2.2% increase in same-store revenues was primarily due to the increase in same-store occupancy from 94.6% for the same-store properties as of December 31, 2019 to 95.4% as of December 31, 2020.

Operating Expenses

Same-store operating expenses for the year ended December 31, 2020, were $71,116,202 compared to $71,952,347 for the year ended December 31, 2019. The decrease in same-store operating expenses was primarily attributable to a net decrease in affiliate management fees as a result of the Internalization Transaction and, to a lesser extent, the net decrease in property-level general and administrative costs, marketing and turnover expenses, partially offset by an increase in property taxes, insurance and utility costs across the same-store properties.

Net Operating Income

NOI is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties, to determine trends in earnings and to compute the fair value of our properties as it is not affected by (1) the cost of funds, (2) acquisition costs as applicable, (3) non-operating fees to affiliates, (4) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, (5) general and administrative expenses (including excess property insurance) and non-operating other gains and losses that are specific to us or (6) impairment of real estate assets or other investments. The cost of funds is eliminated from net income (loss) because it is specific to our particular financing capabilities and constraints. The cost of funds is also eliminated because it is dependent on historical interest rates and other costs of capital as well as past decisions made by us regarding the appropriate mix of capital which may have changed or may change in the future. Acquisition costs and non-operating fees to affiliates are eliminated because they do not reflect continuing operating costs of the property owner.

Depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets are eliminated because they may not accurately represent the actual change in value in our multifamily properties that result from use of the properties or changes in market conditions. While certain aspects of real property do decline in value over time in a manner that is reasonably captured by depreciation and amortization, the value of the properties as a whole have historically increased or decreased as a result of changes in overall economic conditions instead of from actual use of the property or the passage of time. Gains and losses from the sale of real property vary from property to property and are affected by market conditions at the time of sale which will usually change from period to period. These gains and losses can create distortions when comparing one period to another or when comparing our operating results to the operating results of other real estate companies that have not made similarly timed purchases or sales. We believe that eliminating these costs from net income (loss) is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating our properties as well as trends in occupancy rates, rental rates and operating costs.

However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, interest income and other expense, acquisition costs as applicable, certain fees to affiliates, depreciation and amortization expense and gains or losses from the sale of properties, impairment charges and non-operating other gains and losses as stipulated by GAAP, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, all of which are significant economic costs. NOI may fail to capture significant trends in these components of net income which further limits its usefulness.

NOI is a measure of the operating performance of our properties but does not measure our performance as a whole. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP. This measure should be analyzed in conjunction with net income (loss) computed in accordance with GAAP and discussions elsewhere in “—Results of Operations” regarding the components of net income (loss) that are eliminated in the calculation of NOI. Other companies may use different methods for calculating NOI or similarly entitled measures and, accordingly, our NOI may not be comparable to similarly entitled measures reported by other companies that do not define the measure exactly as we do.

The following is a reconciliation of our NOI to net loss for the three months ended December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 computed in accordance with GAAP:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019		2018
Net loss	$(15,027,111)	$(3,782,227)	$(115,527,612)	$(38,524,316)		$(49,100,346)
Fees to affiliates(1)	—	4,520,353	21,143,650	17,588,260		19,305,780
Depreciation and amortization	33,382,467	18,351,478	162,978,734	73,781,883		70,993,280
Interest expense	20,436,620	12,311,696	75,171,052	49,273,750		44,374,484
(Gain) loss on debt extinguishment	(430,074)	—	191,377	41,609		4,975,497
General and administrative expenses	12,555,254	1,559,402	32,025,347	7,440,680		6,386,131
Gain on sales of real estate	(1,699,349)	(8,322,487)	(14,476,382)	(11,651,565)		—
Other losses (gains)(2)	73,294	(329,568)	(716,472)	(1,313,880)	1	(473,195)
Adjustments for investment in unconsolidated joint venture(3)	—	—	1,816,220	—		—
Other-than-temporary impairment of investment in unconsolidated joint venture(4)	—	—	2,442,411	—		—
Impairment of real estate(5)	—	—	5,039,937	—		—
Fees and other income from affiliates(6)	(1,406,511)	—	(1,796,610)	—		—
Property-level workers’ comp expenses(7)	(289,850)	—	(351,089)	—		—
Affiliated rental revenue(8)	16,144	—	22,117	—		—
Net operating income	$47,610,884	$24,308,647	$167,962,680	$96,636,421		$96,461,631

_________________

(1)

Fees to affiliates for the three months ended December 31, 2020 and 2019 exclude property management fees of $5,585 and $1,260,797 and other reimbursements of $184,665 and $831,519, respectively, that are included in NOI. Fees to affiliates for the years ended December 31, 2020, 2019 and 2018 exclude property management fees of $5,490,053, $5,016,845 and $4,886,436 and other reimbursements of $4,142,891, $3,256,473 and $1,784,010, respectively, that are included in NOI.

(2)

Other losses (gains) for the three months ended December 31, 2020 and 2019 and the years ended December 31, 2020, 2019 and 2018 include non-recurring insurance claim recoveries and interest income that are not included in NOI.

(3)

Reflects adjustment to add back our noncontrolling interest share of the adjustments to reconcile our net loss attributable to common stockholders to NOI for our equity investment in the unconsolidated joint venture, which principally consists of depreciation, amortization and interest expense incurred by the joint venture as well as the amortization of outside basis difference. The adjustment for investment in unconsolidated joint venture also includes a gain on sale of the investment in unconsolidated joint venture of $66,802 for the year ended December 31, 2020.

(4)

Reflects adjustment to add back OTTI of $2,442,411 during the year ended December 31, 2020 related to our investment in the joint venture driven by a decrease in the fair value of the underlying depreciable real estate held by the joint venture. See Note 5 (Investment in Unconsolidated Joint Venture) to our consolidated financial statements in the annual report for details.

(5)

Reflects adjustments to add back impairment charges during the year ended December 31, 2020 related to two of our real estate assets. See Note 4 (Real Estate) to our consolidated financial statements in the annual report for details.

(6)	Reflects adjustment to add back income earned pursuant to a transition services agreement with SIP, or as amended, the Transition Services Agreement, and property management agreements between SRS and affiliates of SIP, or each, a Property Management Agreement, entered into in connection with the Internalization Transaction.
(7)	Reflects adjustment related to workers’ compensation expenses incurred by the properties.
(8)	Reflects adjustment to add back rental revenue earned from a consolidated entity following the Internalization Transaction that represent intercompany transactions eliminated in consolidation.

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income (loss) as determined under GAAP.

We define FFO, a non-GAAP financial measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in December 2018, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and non-cash impairment charges of real estate related investments, plus real estate related depreciation and amortization, cumulative effects of accounting changes and after adjustments for unconsolidated partnerships and joint ventures. According to the White Paper, while the majority of equity REITs measure FFO in accordance with NAREIT’s definition, there are variations in the securities to which the reported NAREIT-defined FFO applies (e.g., all equity securities, all common shares, all common shares less shares held by non-controlling interests). While each of these metrics may represent FFO as defined by NAREIT, accurate labeling with respect to applicable securities is important, particularly as it relates to the labelling of the FFO metric and in the reconciliation of GAAP net income (loss) to FFO.

In calculating FFO, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. We adopted Accounting Standards Update, or ASU, 2016-02, Leases, or ASU 2016-02 on January 1, 2019, which requires us, as a lessee, to recognize a liability for obligations under a lease contract and a right-of-use asset. ASU 2017-01 now forms part of Accounting Standards Codification, or ASC 805, Business Combinations, or ASC 805. The carrying amount of the right-of-use asset is amortized over the term of the lease. Because we have no ownership rights (current or residual) in the underlying asset, NAREIT concluded that the amortization of the right-of-use asset should not be added back to GAAP net income (loss) in calculating FFO. This amortization expense is included in FFO. The White Paper also states that non-real estate depreciation and amortization such as computer software, company office improvements, furniture and fixtures, and other items commonly found in other industries are required to be recognized as expenses by GAAP in the calculation of net income and, similarly, should be included in FFO.

However, FFO, and MFFO as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation.

Due to the above factors and other unique features of publicly registered, non-listed REITs, the IPA, an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a public, non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that are not capitalized, as discussed below, and affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our offering has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP financial measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. We do not retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such non-recurring gains and losses in calculating MFFO, as such gains and losses are not reflective of on-going operations.

Our MFFO calculation complies with the IPA’s Practice Guideline described above, except with respect to certain acquisition fees and expenses as discussed below. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Historically under GAAP, acquisition fees and expenses were characterized as operating expenses in determining operating net income. However, following the publication of ASU 2017-01, which now forms part of ASC 805, acquisition fees and expenses are capitalized and depreciated under certain conditions. Prior to the completion of the Internalization Transaction, these expenses were paid in cash by us. All paid acquisition fees and expenses had negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties were generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. The acquisition of properties, and the corresponding acquisition fees and expenses, was the key operational feature of our business plan to generate operational income and cash flow to fund distributions to its stockholders. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.

Our management uses MFFO and the adjustments used to calculate MFFO in order to evaluate our performance against other public, non-listed REITs with varying targeted exit strategies. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate MFFO allow us to present our performance in a manner that reflects certain characteristics that are unique to public, non-listed REITs, such as defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. By excluding expensed acquisition costs, that are not capitalized, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance to that of other public, non-listed REITs, although it should be noted that not all public, non-listed REITs calculate FFO and MFFO the same way, so comparisons with other public, non-listed REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with GAAP measurements as an indication of our performance. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and in response to such standardization we may have to adjust our calculation and characterization of FFO or MFFO accordingly.

Our calculation of FFO and MFFO is presented in the following table for the years ended December 31, 2020, 2019 and 2018:

	For the Year Ended December 31,
	2020	2019	2018
Reconciliation of net loss to MFFO:
Net loss	$(115,527,612)	$(38,524,316)	$(49,100,346)
Depreciation of real estate assets	121,839,067	73,780,075	70,993,280
Amortization of lease-related costs(1)	40,840,580	—	—
Gain on sales of real estate, net	(14,476,382)	(11,651,565)	—
Impairment of real estate(2)	5,039,937	—	—
Other-than-temporary impairment of investment in unconsolidated joint venture(3)	2,442,411	—	—
Adjustments for investment in unconsolidated joint venture(4)	1,272,904	—	—
FFO	41,430,905	23,604,194	21,892,934
Acquisition fees and expenses(5)(6)	7,947,389	1,507,338	858,712
Unrealized loss (gain) on derivative instruments	65,391	225,637	(87,160)
Realized gain on derivative instruments	—	—	(270,000)
Loss on debt extinguishment	191,377	41,609	4,975,497
Amortization of below market leases	(5,937)	—	—
MFFO	$49,629,125	$25,378,778	$27,369,983

FFO per share - basic and diluted	$0.42	$0.45	$0.43
MFFO per share - basic and diluted	0.50	0.49	0.53
Loss per common share - basic and diluted	(1.15)	(0.74)	(0.96)
Weighted average number of common shares outstanding, basic and diluted	99,264,851	52,204,410	51,312,947

_________________

(1)

Amortization of lease-related costs for the years ended December 31, 2020, 2019 and 2018 exclude amortization of operating lease right-of-use assets of $10,212, $1,808 and $0, respectively, and the amortization of Property Management Agreements acquired in connection with the Internalization Transaction of $275,748, $0 and $0, respectively, that is included in FFO, respectively.

(2)

Reflects adjustments to add back impairment charges in the year ended December 31, 2020 related to two of our real estate assets. See Note 4 (Real Estate) to our consolidated financial statements in this annual report for details.

(3)

Reflects adjustments to add back OTTI in the year ended December 31, 2020 related to our investment in the joint venture driven by a decrease in the fair value of the underlying depreciable real estate held by the joint venture. See Note 5 (Investment in Unconsolidated Joint Venture) to our consolidated financial statements in this annual report for details.

(4)

Reflects adjustments to add back our noncontrolling interest share of the adjustments to reconcile our net loss attributable to common stockholders to FFO for our equity investment in the unconsolidated joint venture, which principally consisted of depreciation and amortization incurred by the joint venture as well as the amortization of outside basis difference and a gain on sale of the investment in unconsolidated joint venture of $66,802 for the year ended December 31, 2020.
(5)

By excluding expensed acquisition costs that are not capitalized, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our Former Advisor or third parties. Historically under GAAP, acquisition fees and expenses were considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. Following the publication of ASU 2017-01, which now forms part of ASC 805, acquisition fees and expenses are capitalized and depreciated under certain conditions. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property. The acquisition of properties, and the corresponding acquisition fees and expenses, is the key operational feature of our business plan to generate operational income and cash flow to fund distributions to its stockholders.

(6)

Acquisition fees and expenses for the years ended December 31, 2020,  2019 and 2018 include acquisition expenses of $7,947,389,  $1,507,338 and $858,712, respectively, that did not meet the criteria for capitalization under ASU 2017-01, which now forms part of ASC 805, and were recorded in general and administrative expenses in the accompanying consolidated statements of operations. These expenses largely pertained to the internalization of management and to a lesser extent, the then-proposed Mergers and were incurred and expensed through the date of the Merger Agreements. Upon signing the Merger Agreements, merger related acquisition expenses met the definition of capitalized expenses and were therefore capitalized in the accompanying consolidated balance sheets thereby not impacting MFFO. Also included in expensed acquisition expenses are acquisition expenses related to real estate projects that did not come to fruition.

FFO and MFFO may be used to fund all or a portion of certain capitalizable items that are excluded from FFO and MFFO, such as tenant improvements, building improvements and deferred leasing costs.

Inflation

Substantially all of our multifamily property leases are for a term of one year or less. In an inflationary environment, this may allow us to realize increased rents upon renewal of existing leases or the beginning of new leases. Short-term leases generally will minimize our risk from the adverse effects of inflation, although these leases generally permit residents to leave at the end of the lease term and therefore will expose us to the effects of a decline in market rents. In a deflationary rent environment, we may be exposed to declining rents more quickly under these shorter term leases.

With respect to other commercial properties, we expect in the future to include provisions in our leases designed to protect us from the impact of inflation. These provisions include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases annual reimbursement of operating expenses above a certain allowance.

As of December 31, 2020, we had not entered into any material leases as a lessee, except for a sub-lease entered into in connection with the Internalization Transaction on September 1, 2020. See Item 13. “Certain Relationships and Related Transactions, and Director Independence.”

REIT Compliance

To continue to qualify as a REIT for tax purposes, we are required to distribute at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) to our stockholders. We must also meet certain asset and income tests, as well as other requirements. We monitor the operations and transactions that may potentially impact our REIT status. If we fail to qualify as a REIT in any taxable year following the year we initially elected to be taxed as a REIT, we would be subject to federal income tax on our taxable income at regular corporate rates.

Distributions

Our board of directors has declared daily distributions that are paid on a monthly basis. We expect to continue paying monthly distributions unless our results of operations, our general financial condition, general economic conditions or other factors prohibit us from doing so. We may declare distributions in excess of our funds from operations. As a result, our distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for tax purposes, we must make distributions equal to at least 90% of our REIT taxable income each year.

For fiscal years 2020 and 2019, distributions declared (1) accrued daily to our stockholders of record as of the close of business on each day, (2) were payable in cumulative amounts on or before the third day of each calendar month with respect to the prior month and (3) were calculated at a rate of $0.002459 and $0.002466 per share per day during the years ended December 31, 2020 and 2019, respectively, which if paid each day over a 366-day period and 365-day period, respectively, is equivalent to $0.90 per share.

The distributions declared and paid for the four fiscal quarters of 2020, along with the amount of distributions reinvested pursuant to our distribution reinvestment plan, were as follows:

			Distributions Paid(3)			Sources of Distributions Paid		Net Cash Provided by Operating Activities
Period	Distributions Declared(1)	Distributions Declared Per Share(1)(2)	Cash	Reinvested	Total	Cash Flow From Operations	Funds Equal to Amounts Reinvested in our Distribution Reinvestment Plan
First Quarter 2020	$15,391,533	$0.224	$6,716,712	$5,084,155	$11,800,867	$5,191,753	$6,609,114	$5,191,753
Second Quarter 2020	24,588,408	0.224	19,313,315	5,399,458	24,712,773	20,875,797	3,836,976	20,875,797
Third Quarter 2020	25,490,638	0.226	19,712,608	5,373,636	25,086,244	16,117,777	8,968,467	16,117,777
Fourth Quarter 2020	26,499,980	0.226	20,888,830	5,315,845	26,204,675	18,489,229	7,715,446	18,489,229
	$91,970,559	$0.900	$66,631,465	$21,173,094	$87,804,559	$60,674,556	$27,130,003	$60,674,556

_________________

(1)

Distributions during the year ended December 31, 2020 were based on daily record dates and calculated at a rate of $0.002459 per share per day. On January 12, 2021, our board of directors determined to reduce the distribution rate to $0.001438 per share per day commencing on February 1, 2021 and ending February 28, 2021, which was extended through April 30, 2021, and which if paid each day over a 365-day period is equivalent to $0.525 per share.

(2)	Assumes each share was issued and outstanding each day during the period presented.
(3)	Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately three days following month end.

For the year ended December 31, 2020, we paid aggregate distributions of $87,804,559, including $66,631,465 of distributions paid in cash and 1,372,828 shares of our common stock issued pursuant to our distribution reinvestment plan for $21,173,094. For the year ended December 31, 2020, our net loss was $115,527,612, we had FFO of $41,430,905 and net cash provided by operations of $60,674,556. For the year ended December 31, 2020, we funded $60,674,556, or 69%, of total distributions paid, including shares issued pursuant to our distribution reinvestment plan, from net cash provided by operating activities and $27,130,003, or 31%, from funds equal to amounts reinvested in our distribution reinvestment plan. Since inception, of the $286,397,059 in total distributions paid through December 31, 2020, including shares issued pursuant to our distribution reinvestment plan, 70% of such amounts were funded from cash flow from operations, 20% were funded from funds equal to amounts reinvested in our distribution reinvestment plan and 10% were funded from net public offering proceeds. For information on how we calculate FFO and the reconciliation of FFO to net loss, see “—Funds from Operations and Modified Funds from Operations.”

Our long-term policy is to pay distributions solely from cash flow from operations. Because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period, and we expect to pay these distributions in advance of our actual receipt of these funds. In these instances, our board of directors has the authority under our organizational documents, to the extent permitted by Maryland law, to fund distributions from sources such as borrowings or offering proceeds. We have not established a limit on the amount of proceeds we may use from sources other than cash flow from operations to fund distributions. If we pay distributions from sources other than cash flow from operations, we will have fewer funds available for investments.

We continue to monitor the outbreak of the COVID-19 pandemic and its impact on our liquidity. The magnitude and duration of the pandemic and its impact on our operations and liquidity has not materially adversely affected us as of the filing date of this annual report. However, if the outbreak continues, such impacts could grow and become material. Our operations could be materially negatively affected if the pandemic is prolonged, which could adversely affect our operating results and therefore our ability to pay our distributions.

Related-Party Transactions and Agreements

We have entered into agreements with SRI and its affiliates, including the Internalization Transaction, whereby we paid certain fees to, or reimbursed certain expenses of, paid other consideration to and will be paid certain fees for the performance of services provided to our Former Advisor or its affiliates for acquisition and advisory fees and expenses, financing coordination fees, organization and offering costs, sales commissions, dealer manager fees, asset and property management fees and expenses, leasing fees and reimbursement of certain operating costs. See Item 13. “Certain Relationships and Related Transactions, and Director Independence” and Note 10 (Related Party Arrangements) to the consolidated financial statements included in this annual report for a discussion of the various related-party transactions, agreements and fees.

Critical Accounting Policies

The preparation of our financial statements requires significant management judgments, assumptions and estimates about matters that are inherently uncertain. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. The following critical accounting policies discussion reflects what we believe are the most significant estimates, assumptions, and judgments used in the preparation of our consolidated financial statements. This discussion of our critical accounting policies is intended to supplement the description of our accounting policies in the footnotes to our consolidated financial statements and to provide additional insight into the information used by management when evaluating significant estimates, assumptions, and judgments. There have been no significant changes to our accounting policies during the period covered by this report, except as discussed in Note 2 (Summary of Significant Accounting Policies) to our consolidated financial statements in this annual report.

Real Estate Assets

Upon the acquisition of real estate properties, we evaluate whether the acquisition is a business combination or an asset acquisition under ASC 805, Business Combinations, or ASC 805. For both business combinations and asset acquisitions we allocate the purchase price of properties to acquired tangible assets, consisting of land, buildings and improvements, and acquired intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases. For asset acquisitions, we capitalize transaction costs and allocate the purchase price using a relative fair value method allocating all accumulated costs. For business combinations, we expense transaction costs incurred and allocate the purchase price based on the estimated fair value of each separately identifiable asset and liability. Acquisition fees and costs associated with transactions determined to be asset acquisitions are capitalized in total real estate, net in the accompanying consolidated balance sheets.

The fair values of the tangible assets of an acquired property (which includes land, buildings and improvements) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and buildings and improvements based on management’s determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

The fair values of above-market and below-market in-place leases are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) an estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease including any fixed rate bargain renewal periods, with respect to a below-market lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities. Above-market lease values are amortized as an adjustment of rental revenue over the remaining terms of the respective leases. Below-market leases are amortized as an adjustment of rental revenue over the remaining terms of the respective leases, including any fixed rate bargain renewal periods. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above-market and below-market in-place lease values related to that lease would be recorded as an adjustment to rental revenue.

The fair values of in-place leases include an estimate of direct costs associated with obtaining a new resident and opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease. Direct costs associated with obtaining a new resident include commissions, resident improvements, and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. These lease intangibles are amortized to depreciation and amortization expense over the remaining terms of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

 Impairment of Real Estate Assets

We account for our real estate assets in accordance with ASC 360, Property, Plant and Equipment, or ASC 360. ASC 360 requires us to continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, we assess the recoverability of the assets by estimating whether we will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. Based on this analysis, if we do not believe that we will be able to recover the carrying value of the real estate and related intangible assets and liabilities, we record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities. If any assumptions, projections or estimates regarding an asset changes in the future, we may have to record an impairment to reduce the net book value of such individual asset. We continue to monitor events in connection with the recent outbreak of the COVID-19 pandemic and evaluate any potential indicators that could suggest that the carrying value of our real estate investments and related intangible assets and liabilities may not be recoverable.

Noncontrolling interests

Noncontrolling interests represent the portion of equity that we do not own in an entity that is consolidated. Our noncontrolling interests are comprised of Class A-2 operating partnership units, or Class A-2 OP Units, in STAR III OP, our then- indirect subsidiary, which has now merged with and into the Current Operating Partnership, pursuant to the OP Merger described in Note 1 (Organization and Business), and Class B operating partnership units, or Class B OP Units, in SIR OP, now known as the Current Operating Partnership. We account for noncontrolling interests in accordance with ASC 810, Consolidation, or ASC 810. In accordance with ASC 810, we report noncontrolling interests in subsidiaries within equity in the consolidated financial statements, but separate from stockholders’ equity. In accordance with ASC 480, Distinguishing Liabilities from Equity, or ASC 480, noncontrolling interests that are determined to be redeemable are carried at their fair value or redemption value as of the balance sheet date and reported as liabilities or temporary equity depending on their terms. A noncontrolling interest that fails to qualify as permanent equity will be reclassified as a liability or temporary equity. As of December 31, 2020 and 2019, our noncontrolling interests qualified as permanent equity in the accompanying consolidated balance sheets and had a carrying value of $104,322,659 and $0, respectively. For more information on the Company’s noncontrolling interest, see Note 9 (Noncontrolling Interest) to our consolidated financial statements in this annual report for details.

Investments in Unconsolidated Joint Ventures

We account for investments in unconsolidated joint venture entities in which we may exercise significant influence over, but do not control, using the equity method of accounting. Under the equity method, the investment is initially recorded at cost including an outside basis difference, which represents the difference between the purchase price we paid for our investment in the joint venture and the book value of our equity in the joint venture, and subsequently adjusts it to reflect additional contributions or distributions, our proportionate share of equity in the joint venture’s earnings (loss) and amortization of the outside basis difference. We recognize our proportionate share of the ongoing income or loss of the unconsolidated joint venture as equity in earnings (loss) of unconsolidated joint venture on the consolidated statements of operations. On a quarterly basis, we evaluate our investment in an unconsolidated joint venture for other-than-temporary impairments. We recorded an OTTI, on our investment in unconsolidated joint venture during the year ended December 31, 2020. No OTTI was recorded in the year ended December 31, 2019. See Note 5 (Investment in Unconsolidated Joint Venture) to our consolidated financial statements in this annual report for details. We have elected the cumulative earnings approach to classify cash receipts from the unconsolidated joint venture on the accompanying consolidated statements of cash flows.

Revenue Recognition - Operating Leases

The majority of our revenue is derived from rental revenue, which is accounted for in accordance with ASC 842, Leases, or ASC 842. We lease apartment homes under operating leases with terms generally of one year or less. Generally, credit investigations are performed for prospective residents and security deposits are obtained. In accordance with ASC 842, we recognize minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is probable and record amounts expected to be received in later years as deferred rent receivable. For lease arrangements when it is not probable that we will collect all or substantially all of the remaining lease payments under the term of the lease, rental revenue is limited to the lesser of the rental revenue that would be recognized on a straight-line basis (as applicable) or the lease payments that have been collected from the lessee. Differences between rental revenue recognized and amounts contractually due under the lease agreements are credited or charged to straight-line rent receivable or straight-line rent liability, as applicable. Tenant reimbursements for common area maintenance and other recoverable expenses, are recognized when the services are provided and the performance obligations are satisfied. Tenant reimbursements for common area maintenance are accounted for as variable lease payments and are recorded as rental income on our statement of operations.

Rents and Other Receivables

In accordance with ASC 842, we make a determination of whether the collectability of the lease payments in an operating lease is probable. If we determine the lease payments are not probable of collection, we would fully reserve for any contractual lease payments, deferred rent receivable, and variable lease payments and would recognize rental income only if cash is received. We exercise judgment in establishing these allowances and consider payment history and current credit status of residents in developing these estimates. Due to the short-term nature of the operating leases, we do not maintain a deferred rent receivable related to the straight-lining of rents. Any changes to our collectability assessment are reflected as an adjustment to rental income.

Residents’ Payment Plans Due to COVID-19

In April, 2020, the Financial Accounting Standards Board, or FASB, issued a FASB Staff Q&A related to ASC 842: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic, or the ASC 842 Q&A, to respond to some frequently asked questions about accounting for lease concessions related to the effects of the COVID-19 pandemic. Under ASC 842, subsequent changes to lease payments that are not stipulated in the original lease contract are generally accounted for as lease modifications, which may affect the economics of the lease for the remainder of the lease term. Some contracts may contain explicit or implicit enforceable rights and obligations that require lease concessions if certain circumstances arise that are beyond the control of the parties to the contract. If a lease contract provides enforceable rights and obligations for concessions in the contract and no changes are made to that contract, the concessions are not considered a ‘lease modification’ pursuant to ASC 842. This means both the lessor and lessee need not remeasure and reallocate the consideration in the lease contract, reassess the lease term or reassess lease classification and lease liability, provided that the concessions are considered to be a separate contract. If concessions granted by lessors are beyond the enforceable rights and obligations in the contract, entities would generally account for those concessions in accordance with the lease modification guidance in ASC 842 as described above.

The FASB staff has been made aware that, given the unprecedented and global nature of the COVID-19 pandemic, it may be exceedingly challenging for entities to determine whether existing contracts provide enforceable rights and obligations for lease concessions and, if so, whether those concessions are consistent with the terms of the contract or are modifications to a contract.

Consequently, for concessions related to the effects of the COVID-19 pandemic, an entity will not have to analyze each contract to determine whether enforceable rights and obligations for concessions exist in the contract and can elect to apply or not apply the lease modification guidance under ASC 842 to those contracts. Entities may make the elections for any lessor-provided concessions related to the effects of the COVID-19 pandemic (e.g., deferrals of lease payments, reduced future lease payments) as long as the concession does not result in a substantial increase in the rights of the lessor or the obligations of the lessee. In addition to that, for concessions that provide a deferral of payments with no substantive changes to the consideration in the original contract, the FASB allows entities to account for the concessions as if no changes to the lease contract were made. Under this method, a lessor would increase its lease receivable and continue to recognize income.

We elected not to evaluate whether the COVID-19 Payment Plans and the Debt Forgiveness Program are lease modifications and therefore our policy is to account for the lease contracts with COVID-19 Payment Plans and Debt Forgiveness Program as if no lease modifications occurred. Under this accounting method, a lessor with an operating lease may account for the concession (which in our case only applies to the COVID-19 Payment Plans) by continuing to recognize a lease receivable until the rental payment is received from the lessee at the revised payment date. If it is determined that the lease receivable is not collectable, we would treat that lease contract on a cash basis as defined in ASC 842.

Lessee Accounting

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases (Topic 842)”, or ASU 2016-02, which requires leases with original lease terms of more than 12 months to be recorded on the balance sheet. For leases with terms greater than 12 months, a right-of-use, or ROU, lease asset and a lease liability are recognized on the balance sheet at commencement date based on the present value of lease payments over the lease term.

Lease renewal or termination options are included in the lease asset and lease liability only if it is reasonably certain that the option to extend would be exercised or the option to terminate would not be exercised. As the implicit rate in most leases are not readily determinable, our incremental borrowing rate for each lease at commencement date is used to determine the present value of lease payments. Consideration is given to our recent debt financing transactions, as well as publicly available data for instruments with similar characteristics, adjusted for the respective lease term, when estimating incremental borrowing rates. Lease expense is recognized over the lease term based on an effective interest method for finance leases and on a straight-line basis for operating leases. On January 1, 2019, we adopted ASU 2016-02 and its related amendments, or collectively, ASC 842, using the modified retrospective method. We elected the package of practical expedients permitted under the transition guidance, which allowed to carry forward our original assessment of (1) whether contracts are or contain leases, (2) lease classification and (3) initial direct costs. We also elected the practical expedient that allows lessees the option to account for lease and non-lease components together as a single component for all classes of underlying assets. See Note 15 (Leases) to our consolidated financial statements in this annual report for details for details.

Goodwill

Goodwill represents the excess of consideration paid over the fair value of underlying identifiable net assets of a business acquired. This allocation is based upon management’s determination of the value of the acquired assets and assumed liabilities, which requires judgment and some of the estimates involve complex calculations. These allocation assessments have a direct impact on our results of operations. Our goodwill has an indeterminate life and is not amortized, but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Such evaluation could involve estimated future cash flows which is highly subjective and is based in part on assumptions regarding future events. We take a qualitative approach to consider whether an impairment of goodwill exists prior to quantitatively determining the fair value of the reporting unit in step one of the impairment test. We performed our annual assessment on October 1, 2020. As of December 31, 2020 and 2019, our goodwill included in the accompanying consolidated balance sheets had a carrying value of $125,220,448 and $0, respectively.

Income Taxes

We have elected to be taxed as a REIT under the Internal Revenue Code and have operated as such commencing with the taxable year ended December 31, 2014. To continue to qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. As a result of the Mergers, the Current Operating Partnership could be liable for state or local tax liabilities. Subsequent to the Internalization Transaction, we formed STAR TRS, Inc., or the TRS, a taxable REIT subsidiary that is a wholly owned indirect subsidiary of the Current Operating Partnership, which did not elect to qualify as a REIT and is therefore subject to federal and state income taxes. If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate income tax rates and generally would not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe we are organized and operate in such a manner as to qualify for treatment as a REIT.

We follow the income tax guidance under GAAP to recognize, measure, present and disclose in our consolidated financial statements uncertain tax positions that we have taken or expect to take on a tax return. As of December 31, 2020 and December 31, 2019, we did not have any liabilities for uncertain tax positions that we believe should be recognized in our consolidated financial statements. We have not been assessed material interest or penalties by any major tax jurisdictions. Our evaluation was performed for all open tax years through December 31, 2020.

Subsequent Events

Distributions Paid

On January 4, 2021, we paid distributions of $8,931,971, which related to distributions declared for each day in the period from December 1, 2020 through December 31, 2020 and consisted of cash distributions paid in the amount of $7,110,390 and $1,821,581 in shares issued pursuant to our distribution reinvestment plan.

On February 1, 2021, we paid distributions of $8,963,725, which related to distributions declared for each day in the period from January 1, 2021 through January 31, 2021 and consisted of cash distributions paid in the amount of $7,140,618 and $1,823,107 in shares issued pursuant to our distribution reinvestment plan.

On March 1, 2021, we paid distributions of $4,717,430, which related to distributions declared for each day in the period from February 1, 2021 through February 28, 2021 and consisted of cash distributions paid in the amount of $3,760,747 and $956,683 in shares issued pursuant to our distribution reinvestment plan.

Shares Repurchased

On January 29, 2021, we repurchased 282,477 shares of our common stock for a total repurchase value of $4,000,000, or $14.16 average price per share, pursuant to our share repurchase plan.

Share Repurchase Plan

On January 12, 2021, our board of directors amended our share repurchase plan to: (1) limit repurchase requests to death and qualifying disability only and (2) limit the amount of shares repurchased pursuant to the share repurchase plan each quarter to $3,000,000. The amendment will be in effect on the repurchase date at April 30, 2021, with respect to repurchases for the three months ending March 31, 2021. Share repurchase requests that do not meet the requirements for death and disability will be cancelled (including any requests received during the first quarter of 2021).

Distributions Declared

On January 12, 2021, our board of directors approved and authorized a daily distribution to stockholders of record as of the close of business on each day for the period commencing on February 1, 2021 and ending on February 28, 2021. The distributions will be equal to $0.001438 per share of our common stock per day. The distributions for each record date in February 2021 will be paid in March 2021. The distributions will be payable to stockholders from legally available funds therefor.

On February 18, 2021, our board of directors approved and authorized a daily distribution to stockholders of record as of the close of business on each day of the period commencing on March 1, 2021 and ending on March 31, 2021. The distributions will be equal to $0.001438 per share of our common stock. The distributions for each record date in March 2021 will be paid in April 2021. The distributions will be payable to stockholders from legally available funds therefor.

On March 9, 2021, our board of directors approved and authorized a daily distribution to stockholders of record as of the close of business on each day of the period commencing on April 1, 2021 and ending on April 30, 2021. The distributions will be equal to $0.001438 per share of our common stock. The distributions for each record date in April 2021 will be paid in May 2021. The distributions will be payable to stockholders from legally available funds therefor.

Estimated Value per Share

On March 9, 2021, our board of directors determined an estimated value per share of our common stock of $15.55 as of December 31, 2020. In connection with the determination of an estimated value per share, our board of directors determined a price per share for the distribution reinvestment plan of $15.55, effective April 1, 2021.

Winter Storm Damage

In February 2021, certain regions of the United States experienced winter storms and extreme cold temperatures, including in the states where we own and operate our multifamily properties. The impact of the storms and the extreme cold temperatures affected our properties due to power outages and the freezing of water pipes. While our properties are fully insured we expect disruptions to operations at the impacted properties and delays in receiving insurance proceeds. An estimate of the financial effect of the damage cannot yet be made as of the date of filing this annual report.